U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Kennedy, Bernard J
   2777 Walden Avenue
   Buffalo, NY  14225
   USA
2. Issuer Name and Ticker or Trading Symbol
   American Precision Industries Inc.
   APR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Direcotors Stock Option |$2.7900 |4/1/9|A   |1,114      |A  |10/1/|4/1/0|Common Stock|1,114  |       |1,114       |D  |            |
                        |        |9    |    |           |   |99   |9    |            |       |       |            |   |            |
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Directors Stock Option  |$10.3125|4/23/|A   |2,100      |A  |*    |4/23/|Common Stock|2,100  |       |2,100       |D  |            |
                        |        |99   |    |           |   |     |09   |            |       |       |            |   |            |
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Directors Stock Option  |$3.4781 |7/1/9|A   |709        |A  |1/1/0|7/1/0|Common Stock|709    |       |709         |D  |            |
                        |        |9    |    |           |   |0    |9    |            |       |       |            |   |            |
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Directors Stock Option  |$3.0806 |10/1/|A   |842        |A  |4/1/0|10/1/|Common Stock|842    |       |842         |D  |            |
                        |        |99   |    |           |   |0    |09   |            |       |       |            |   |            |
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
Explanation of Responses:
* Options granted to reporting person become exercisable in five annual installments of 20% each beginning on the first anniversary date of grant. SIGNATURE OF REPORTING PERSON
/s/James Tanous, Attorney-in-Fact
DATE
2/10/00